Exhibit 10.3
AMERISOURCEBERGEN CORPORATION
EQUITY INCENTIVE PLAN
(As amended and restated effective as of January 1, 2011)
1. Background and Purpose.
(a) Background. This AmerisourceBergen Corporation Equity Incentive Plan (the “Plan”), formerly known as the AmerisourceBergen Corporation Management Incentive Plan, as adopted by the shareholders of AmerisourceBergen Corporation effective February 19, 2009 (the “Effective Date”), is intended to be an amendment and restatement of the AmerisourceBergen Corporation 2002 Management Stock Incentive Plan (the “2002 Plan”), which was the result of the merger, effective April 23, 2002, of the Bergen Brunswig Corporation 1999 Management Stock Incentive Plan with and into the AmeriSource Health Corporation 2001 Stock Option Plan (collectively, with the Bergen Brunswig Corporation 1999 Management Stock Incentive Plan and the AmerisourceBergen Corporation 2002 Management Stock Incentive Plan, the “Prior Plans”). This document applies to all grants made under this Plan on or after the Effective Date. Each grant made under the Prior Plans will remain subject to the terms of the 2002 Plan as in existence immediately prior to the Effective Date; provided, however, that upon the forfeiture or lapse of any right granted under the Prior Plans, the shares underlying such right shall again be available for issuance pursuant to this Plan.
(b) Purpose. The purpose of the Plan is to provide designated employees, directors, independent contractors and consultants of AmerisourceBergen Corporation (the “Company”) and its subsidiaries with the opportunity to receive grants of stock awards and other incentive compensation as provided in the Plan. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.
2. Definitions. For purposes of the Plan, the following terms shall be defined as follows:
“Administrator” means the individual or individuals, if any, to whom the Committee delegates authority under the Plan in accordance with Section 3(d). If no delegation of authority is in effect, the Committee shall serve as the Administrator.
“Award” means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Section 162(m) Awards or other awards determined by the Committee.
“Award Agreement” means a written agreement or certificate granting an Award. An Award Agreement shall contain such terms and conditions as the Committee deems appropriate and that are not inconsistent with the terms of the Plan. The Administrator may in its discretion require that an Award Agreement be executed by the Participant to whom the relevant Award is made.
“Board” means the Board of Directors of the Company.
A “Change in Control” shall be deemed to have occurred if:
(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 35% of the voting power of the then outstanding securities of the Company, and such person owns more aggregate voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors than any other person;

(ii)	The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) the sale or other disposition of all or substantially all of the assets of the Company, or (z) a liquidation or dissolution of the Company; or
(iii)	Directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.
“Committee” means the Compensation and Succession Planning Committee of the Board, or with respect to awards to non-employee directors and matters relating thereto, the Governance and Nominating Committee of the Board, any respective successor committee thereto, any other committee appointed by the Board to administer the Plan or, in its discretion, the entire Board.
“Common Stock” means the Common Stock of the Company.
“Disability” means eligibility for disability benefits under the terms of the Company’s long-term disability plan in effect at the time a Participant becomes disabled.
“Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards under the Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.
“Fair Market Value.”
(i) If the Common Stock is publicly traded, then the Fair Market Value per share of Common Stock shall be determined as follows: (x) if the principal trading market for the Common Stock is a national securities exchange or the Nasdaq National Market, the price per share at the close of regular trading on the relevant date (or, if the relevant date is not a day in which the Common Stock is being traded, then the last such date before the relevant date), or (y) if the Common Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of shares of Common Stock on the relevant date (or, if the relevant date is not a date upon which a sale was reported, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable, then the last such date before the relevant date) and as the Committee determines.
(ii) If the Common Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

“Incentive Stock Option” means a Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.
“Nonqualified Stock Option” means a Stock Option that is not an Incentive Stock Option.
“Parent” means any corporation that is a “parent corporation” within the meaning of Section 424(e) of the Code with respect to the relevant entity.
“Participant” means an Eligible Individual to whom an Award has been granted under the Plan.
“Performance Period” means a fiscal year of the Company or such other period that may be specified by the Committee in connection with the grant of a Section 162(m) Award.
“Performance Share Award” means a conditional Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 12 hereof.
“Restricted Stock Unit” means a Common Stock-equivalent unit granted under the Plan and described in Section 11 hereof.
“Section 162(m) Award” means an Award described in Section 14 hereof.
“Section 162(m) Participant” means, for a given fiscal year of the Company, any Participant designated by the Committee by not later than 90 days following the start of such year as a Participant (or such other time as may be required or permitted by Section 162(m) of the Code) whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.
“Stock Appreciation Right” means an Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.
“Stock Award” means an Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 10 hereof.
“Stock Option” means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof.
“Subsidiary” means (i) any corporation which is a “subsidiary corporation” within the meaning of Section 424(f) of the Code with respect to the Company or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Administrator designates as a Subsidiary for the purposes of the Plan.
“Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock.
“Voluntary Retirement” means any voluntary termination of employment or service by a Participant after reaching age sixty-two (62) and completing sixty (60) full months of continuous service with the Company and/or its Subsidiaries.

3. Administration of the Plan.
(a) Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, (i) to select Participants from the Eligible Individuals, (ii) to make Awards in accordance with the Plan, (iii) to determine the number of shares of Common Stock subject to each Award or the cash amount payable in connection with an Award, (iv) to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and the effect, if any, of a Participant’s termination of employment or service with the Company or, subject to Section 18 hereof, of a Change in Control on the outstanding Awards granted to such Participant, and including the authority to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that is not prejudicial to the rights of such Participant in such Award, (v) to provide in an Award Agreement for forfeiture of all or part of an Award, whether or not such Award has become exercisable, nonforfeitable or earned or has previously been exercised, as the case may be, and to determine the terms and conditions of such forfeiture, which terms and conditions may include, but are not limited to, non-competition and non-solicitation requirements and/or conditions requiring the repayment to the Company of the vested and/or previously exercised portion of any Award; (vi) to determine whether a Participant has experienced a Triggering Event as defined in Section 15; (vii) to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards, (viii) to interpret any Award Agreement delivered under the Plan, (ix) to prescribe, amend and rescind rules and procedures relating to the Plan, (x) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of various states or foreign jurisdictions, (xi) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers at the Company some or all of its authority under the Plan, and (xii) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.
(b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.
(c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.
(d) Delegation of Authority. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company. The Committee may also delegate its authority to make and set the terms and conditions of Awards under the Plan to the Company’s Chief Executive Officer; provided, however, that if the Committee so delegates its authority, the Chief Executive Officer shall not have the authority to make Awards (i) to any Eligible Individual respecting more than 50,000 shares of Common Stock in any calendar year, (ii) to all Eligible Individuals respecting more than 250,000 shares of Common Stock in the aggregate in any calendar year or (iii) to Eligible Individuals, who on the date of the Award are (A) subject to the reporting rules under Section 16(a) of the Exchange Act, (B) Section 162(m) Participants or (C) officers of the Company who are delegated authority by the Committee hereunder. In addition, the Committee may delegate to the Administrator, the Chief Executive Officer and/or such other appropriate officer of the Company its authority to determine whether a Triggering Event (as defined in Section 15) has occurred and the extent to which the consequences of Section 15(a) shall apply, provided that only the Committee may determine whether a Triggering Event has occurred and the extent to which the consequences of Section 15(a) shall apply with respect any Participant who is (i) subject to the reporting rules under Section 16(a) of the Exchange Act, (ii) a Section 162(m) Participant or (iii) an officer of the Company who is delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(e) Liability of Committee. Neither any member of the Committee nor the Administrator shall be liable for anything whatsoever in connection with the administration of the Plan except such person’s own willful misconduct. Under no circumstances shall any member of the Committee or the Administrator be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee and the Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee or the Administrator shall be liable for any action taken or not taken in reliance upon any such advice.
4. Duration of Plan. The Plan shall remain in effect until terminated by the Board and thereafter until all Awards granted under the Plan are satisfied by the issuance of shares of Common Stock or the payment of cash or are terminated under the terms of the Plan or under the Award Agreement entered into in connection with the grant thereof. Notwithstanding the foregoing, no Awards may be granted under the Plan after February 18, 2019.
5. Shares of Stock Subject to the Plan. Subject to adjustment as provided in Section 17(b) hereof, the number of shares of Common Stock that may be issued under the Plan pursuant to Awards (including Awards granted under the Prior Plans before the Effective Date, February 19, 2009, of this amended, restated and renamed Plan) shall not exceed, in the aggregate, 43,300,000 shares (which number includes shares of Common Stock that have been previously issued hereunder or pursuant to the Prior Plans, including shares of Common Stock that remain subject to forfeiture or repurchase by the Company, shares of Common Stock reserved for issuance in connection with the exercise or settlement of outstanding Awards, and shares of Common Stock available for issuance in respect of new Awards) (the “Section 5 Limit”), of which the number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, 7,400,000 and the number of shares of Common Stock that may be issued under the Plan in respect of Stock Awards, Restricted Stock Units and Performance Share Awards may not exceed, in the aggregate, 2,000,000. Such shares may be either authorized but unissued shares, treasury shares or any combination thereof. For purposes of determining the number of shares that remain available for issuance under the Plan, the following rules shall apply:
(a) the number of shares subject to outstanding Awards, including Awards made under the Prior Plans, shall be charged against the Section 5 Limit;
(b) the Section 5 Limit shall be increased by the number of shares subject to an Award, including any Award made under the Prior Plans, (or portion thereof) which lapses, expires or is otherwise terminated without the issuance of such shares or is settled by the delivery of consideration other than shares; and
(c) the Section 5 Limit shall not be increased by:
(i) the number of shares tendered to pay the exercise price of, or to satisfy a Participant’s tax withholding obligations with respect to, a Stock Option or other Award, including Stock Options and Awards made under the Prior Plans, and
(ii) the number of shares withheld from any Award, including any Award made under the Prior Plans, to satisfy a Participant’s tax withholding obligations or, if applicable, to pay the exercise price of a Stock Option or other Award, including Stock Options and Awards made under the Prior Plans.
The Company will not use the proceeds received from a Participant’s exercise of a Stock Option to repurchase shares of Common Stock on the open market for issuance under the Plan.

In addition, any shares underlying Substitute Awards shall not be counted against the Section 5 Limit set forth in the first sentence of this Section 5.
6. Eligible Individuals.
(a) Eligibility Criteria. Awards may be granted by the Committee to individuals (“Eligible Individuals”) who are officers or other key employees, directors, independent contractors or consultants of the Company or a Subsidiary with the potential to contribute to the future success of the Company or its Subsidiaries. An individual’s status as a member of the Committee or an Administrator will not affect his or her eligibility to participate in the Plan.
(b) Maximum Number of Shares per Eligible Individual. In accordance with the requirements under Section 162(m) of the Code, the limit on grants of Awards to Eligible Individuals in respect of any calendar year commencing on or after January 1, 2009 shall be 300,000 shares of Common Stock; provided, however, that with respect to Awards made under the Plan that are not based on the value or future value of a specified number of shares of Common Stock, the aggregate annual limit will be applied by taking into account the Fair Market Value of such Award expressed as a grant of shares of Common Stock.
7. Awards Generally. Awards under the Plan may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Section 162(m) Awards or other awards determined by the Committee. The terms and provisions of an Award shall be set forth in a written Award Agreement approved by the Committee and delivered or made available to the Participant as soon as practicable following the date of the award. The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Committee and set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Committee may, at any time at or after grant, accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Option or Stock Appreciation Right first becomes exercisable. The date of a Participant’s termination of employment or service for any reason shall be determined in the sole discretion of the Committee. The Committee shall also have full authority to determine and specify in the applicable Award Agreement the effect, if any, that a Participant’s termination of employment or service for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Award.
8. Stock Options.
(a) Terms of Stock Options Generally. Subject to the terms of the Plan and the applicable Award Agreement, each Stock Option shall entitle the Participant to whom such Stock Option was granted to purchase the number of shares of Common Stock specified in the applicable Award Agreement and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement. Upon satisfaction of the conditions to exercisability specified in the applicable Award Agreement, a Participant shall be entitled to exercise the Stock Option in whole or in part and to receive, upon satisfaction or payment of the exercise price or an irrevocable notice of exercise in the manner contemplated by Section 8(d) below, the number of shares of Common Stock in respect of which the Stock Option shall have been exercised. Stock Options may be either Nonqualified Stock Options or Incentive Stock Options. Notwithstanding anything contained in the Plan to the contrary and subject to the provisions of Section 15, except as otherwise provided in an Award Agreement:
(i) Termination of Employment For Cause. Except for Awards granted to non-employee directors, if a Participant is notified that the Participant will be involuntarily terminated from employment with the Company or any Subsidiary for Cause, then all unexercised stock options subject to any Award Agreement shall be forfeited as of the date of such notice, whether or not then exercisable, except to the extent otherwise specified in the applicable Award Agreement. For purposes of this Section 8, “Cause” shall mean a determination by the Board that any of the following has occurred: (A) an act or acts of dishonesty by the Participant constituting a felony under applicable law and resulting or intending to result directly or indirectly in gain to or personal enrichment of the Participant at the Company’s expense; or (B) a material breach of any provision of subsection (1), (2) or (3) below or any provision of Attachment A.

(1) Full-Time Employment. The Participant shall devote his time, attention and effort during regular business hours to the business of the Company and shall not during the term of employment be engaged in any other substantial business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Participant from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require substantial services on the part of the Participant in the operation of the affairs of the companies in which such investments are made. Notwithstanding the foregoing, the Participant may purchase securities in any corporation whose securities are regularly traded; provided, however, that such purchases shall not result in his owning beneficially at any time more than one percent (1%) of any class of securities of any corporation engaged in a business competitive with that of the Company.
(2) Unauthorized Disclosure. During the term of the Participant’s employment with the Company and at anytime thereafter, the Participant shall not, without the written consent of the Board or the Executive Committee, disclose to any person, other than as required by law or court order, or other than to an employee of the Company or any of its affiliated corporations, or other than to a person to whom disclosure is necessary or appropriate in connection with the performance by the Participant of his duties (including but not limited to disclosure to the Company’s outside accountants, attorneys or bankers of information properly requested by such persons), any confidential information obtained by Participant while the Participant is in the employ of the Company. For purposes of this Plan, “confidential information” shall mean any information of the Company that the Company treats as confidential as well as any information that a prudent officer of the Company would consider to be proprietary or confidential to the Company, including without limitation, information with respect to any of the Company’s services, customers, suppliers, techniques, patents and patent applications, methods (including manufacturing methods), products, designs, financial projections, industry projections or analyses, planned or pending agreements or future plans; provided, however, that “confidential information” shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.
(3) Works For Hire Acknowledgment; Assignment. The Participant acknowledges that all of the Participant’s work on and contributions to the Company’s products (the “Products”), including, without limitation, any and all patterns, designs, artworks and other expressions in any tangible medium (collectively, the “Works”) are within the scope of the Participant’s employment and are a part of the services, duties and responsibilities of the Participant. All of the Participant’s work on and contributions to the Works will be rendered and made by the Participant for, at the instigation of, and under the overall direction of the Company, and all of the Participant’s said work and contributions, as well as the Works, are and at all times shall be regarded as “work made for hire” as that term is used in the United States Copyright Laws. Without curtailing or limiting this acknowledgment, the Participant hereby assigns, grants, and delivers exclusively to the Company, as to work on and contribution to the Products pursuant hereto all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. The Participant will execute and deliver to the Company, or its successors and assigns, such other and further assignments, instruments and documents as it from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature whatsoever, including all copyrights in and to the Works. The Participant hereby constitutes and appoints the Company as its agent and attorney-in-fact, with full power of substitution, to execute and deliver said assignments, instruments or documents as the Participant may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

(ii) Voluntary Retirement. Effective with Awards granted on or after February 19, 2009 and unless otherwise set forth in the applicable Award Agreement, if a Participant terminates employment or service with the Company or any Subsidiary due to Voluntary Retirement, the Participant’s Stock Option shall continue to vest and become exercisable according to the schedule set forth in the applicable Award Agreement.
(iii) Other Termination of Employment. Except as otherwise provided above or in an Award Agreement, if a Participant terminates employment or service with the Company or any Subsidiary for any reason other than for “Cause” and such Participant has not satisfied the conditions to exercisability specified in the applicable Award Agreement, then the Participant shall forfeit those Stock Options which have not yet become exercisable as of the date of such termination of employment or service.
(b) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and set forth in the Award Agreement; provided, however, that the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant. Notwithstanding the foregoing, the exercise price per share of a Stock Option that is a Substitute Award may be less than the Fair Market Value per share on the date of award, provided the requirements of Treas. Reg. § 1.409A-1(b)(5)(v)(D) are met.
(c) Option Term. Subject to the provisions of Section 15, the term of each Stock Option shall be fixed by the Committee and set forth in the Award Agreement; provided, however, that a Stock Option shall not be exercisable after the expiration of ten (10) years after the date the Stock Option is granted. Notwithstanding the foregoing and subject to the provisions of Section 15, for Participants other than non-employee directors:
(i) Termination of Employment or Service Without Cause. If a Participant is notified that the Participant will be involuntarily terminated from employment or service with the Company or any Subsidiary without Cause, then the term of the Participant’s Stock Option shall end on the earlier of: (A) the date set forth in the applicable Award Agreement, (B) one (1) year from the date of the Participant’s termination of employment or service or (C) the expiration of the stated term of the Stock Option (which in no event shall exceed ten (10) years after the date the Stock Option is granted).
(ii) Disability. If a Participant terminates employment or service with the Company or any Subsidiary due to Disability, then the term of the Participant’s Stock Option shall end on the earlier of: (A) the date set forth in the applicable Award Agreement, (B) one (1) year from the date of the Participant’s termination of employment or service or (C) the expiration of the stated term of the Stock Option (which in no event shall exceed ten (10) years after the date the Stock Option is granted).
(iii) Death. If a Participant terminates employment or service with the Company or any Subsidiary due to death, such Participant’s estate shall have the right to exercise the Participant’s Stock Options for a period ending on the earlier of: (A) the date set forth in the applicable Award Agreement, (B) one (1) year from the date of the Participant’s death, or (C) the expiration of the stated term of the Stock Option (which in no event shall exceed ten (10) years after the date the Stock Option is granted).
(iv) Voluntary Termination of Employment or Service. Except as otherwise provided in Section 8(c)(v) of the Plan, if a Participant terminates employment or service with the Company or any Subsidiary and such Participant has satisfied the conditions to exercisability specified in the applicable Award Agreement as of the date of such voluntary termination, then the term of the Participant’s Stock Options shall end on the earlier of: (A) the date set forth in the applicable Award Agreement, (B) three (3) months from the date of the Participant’s termination of employment or service or (C) the expiration of the stated term of the Stock Option (which in no event shall exceed ten (10) years after the date the Stock Option is granted).

(v) Voluntary Retirement.
(1) Effective with Awards granted on or after August 10, 2004 but prior to February 19, 2009, if a Participant terminates employment with the Company or any Subsidiary due to Voluntary Retirement, then the term of the Participant’s Stock Option shall end on the earlier of the date set forth in the applicable Award Agreement or three (3) years from the date of the Participant’s Voluntary Retirement.
(2) Effective with Awards granted on or after February 19, 2009 and unless otherwise set forth in the applicable Award Agreement, if a Participant terminates employment with the Company or any Subsidiary due to Voluntary Retirement, then the term of the Participant’s Stock Option shall end on the earlier of: (A) the date set forth in the applicable Award Agreement or (B) the expiration of the stated term of the Stock Option (which in no event shall exceed ten (10) years after the date the Stock Option is granted).
(d) Method of Exercise. Subject to the provisions of the applicable Award Agreement the exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof or in whole or in part through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Administrator for this purpose, the Stock Option may also be exercised through a “cashless exercise” procedure which is approved by the Administrator involving a broker or dealer approved by the Administrator thereby affording Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price or to satisfy withholding tax obligations related to the Stock Option.
9. Stock Appreciation Rights. Stock Appreciation Rights shall be subject to the terms and conditions established by the Committee in connection with the Award thereof and specified in the applicable Award Agreement. Subject to the provisions of Section 15, upon satisfaction of the conditions to the payment specified in the applicable Award Agreement, each Stock Appreciation Right shall entitle a Participant to an amount, if any, equal to the Fair Market Value of a share of Common Stock on the date of exercise over the Stock Appreciation Right exercise price specified in the applicable Award Agreement. At the discretion of the Administrator, payments to a Participant upon exercise of a Stock Appreciation Right may be made in shares of Common Stock, cash or a combination thereof. A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option. If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option. Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercised. Effective with Awards granted on or after February 19, 2009 and to the extent set forth in the applicable Award Agreement, if a Participant terminates employment or service with the Company or any Subsidiary due to Voluntary Retirement, the Participant’s Stock Appreciation Right, if any, shall continue to vest and become exercisable according to the schedule set forth in the applicable Award Agreement and the term of such Stock Appreciation Right shall end on the earlier of the date set forth in the applicable Award Agreement or the expiration of the stated term of the Stock.

10. Stock Awards. Stock Awards shall consist of one or more shares of Common Stock granted to an Eligible Individual, and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement (including, without limitation, the provisions of Section 15); provided, however, that each Stock Award shall be subject to at least one of the following minimum repurchase or lapse restrictions: (a) a performance-based repurchase or lapse restriction that expires not less than one (1) year following the date of grant or (b) a time-based repurchase or lapse restriction that expires based on the Eligible Individual remaining employed or otherwise providing services to the Company for not less than three (3) years from the date the Stock Award is made. Notwithstanding anything herein to the contrary, the Committee shall be permitted to waive any repurchase or lapse restriction applicable to any Stock Award. Effective with Awards granted on or after February 19, 2009 and to the extent set forth in the applicable Award Agreement, if a Participant terminates employment or service with the Company or any Subsidiary due to Voluntary Retirement, the repurchase and lapse restrictions on such Participant’s Stock Award, if any, shall continue to lapse according to the schedule set forth in the applicable Award Agreement.
11. Restricted Stock Units. The Committee may from time to time grant Awards to Eligible Individuals denominated in Common Stock-equivalent units in such amounts and upon such terms as the Committee shall determine and as set forth in an applicable Award Agreement (including, without limitation, the provisions of Section 15); provided, however, that each Restricted Stock Unit Award shall be subject to at least one of the following minimum repurchase or lapse restrictions: (a) a performance-based repurchase or lapse restriction that expires not less than one (1) year following the date of grant or (b) a time-based repurchase or lapse restriction that expires based on the Eligible Individual remaining employed or otherwise providing services to the Company for not less than three (3) years from the date the Restricted Stock Unit Award is made. Notwithstanding anything herein to the contrary, the Committee shall be permitted to waive any repurchase or lapse restriction applicable to any Restricted Stock Unit Award. Restricted Stock Units granted to a Participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of Restricted Stock Units may be settled in Common Stock, cash, or in any combination of Common Stock and cash; provided, however, that a determination to settle an Award of Restricted Stock Units in whole or in part in cash shall be made only with approval of the Board. Except as otherwise provided in the applicable Award Agreement, the grantee shall not have the rights of a shareholder with respect to any Common Stock represented by a Restricted Stock Unit. Effective with Awards granted on or after February 19, 2009 and to the extent set forth in the applicable Award Agreement, if a Participant terminates employment or service with the Company or any Subsidiary due to Voluntary Retirement, the repurchase and lapse restrictions on such Participant’s Restricted Stock Unit Award, if any, shall continue to lapse according to the schedule set forth in the applicable Award Agreement.
12. Performance Share Awards. Performance Share Awards shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan (including, without limitation, the provisions of Section 15). Each Award Agreement shall set forth the number of shares of Common Stock to be earned by a Participant upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Committee deems appropriate. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the applicable performance period, or at such other time as the Administrator shall determine, in shares of Common Stock, in an equivalent amount of cash or in a combination of Common Stock and cash, as the Administrator shall determine. Effective with Awards granted on or after February 19, 2009 and to the extent set forth in the applicable Award Agreement, if a Participant terminates employment or service with the Company or any Subsidiary due to Voluntary Retirement, with respect to any Performance Share Award granted to such Participant, such Participant shall be considered to have remained employed or otherwise providing services to the Company until the end of the applicable performance period for purposes of determining whether such Performance Share Award was partially or fully earned.

13. Other Awards. The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.
14. Section 162(m) Awards.
(a) Terms of Section 162(m) Awards Generally. In addition to any other Awards under the Plan, the Company may make Awards that are intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code (“Section 162(m) Awards”). Section 162(m) Awards may consist of Stock Options, Stock Appreciation Rights, Stock Awards, Performance Share Awards or Other Awards the vesting, exercisability and/or payment of which is conditioned upon the attainment for the applicable Performance Period of specified performance targets related to designated performance goals for such period selected by the Committee from among the performance goals specified in Section 14(b) below. Section 162(m) Awards will be made in accordance with the procedures specified in applicable Treasury regulations for compensation intended to be “qualified performance-based compensation.” Section 162(m) Awards may be subject to the provisions of Section 15.
(b) Performance Goals. For purposes of this Section 14, performance goals shall be limited to one or more of the following: (i) net revenue, (ii) net earnings, (iii) operating earnings or income, (iv) absolute and/or relative return on equity or assets, (v) earnings per share, (vi) cash flow, (vii) pretax profits, (viii) earnings growth, (ix) revenue growth, (x) book value per share, (xi) stock price and (xii) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.
(c) Other Performance-Based Compensation. The Committee’s decision to make, or not to make, Section 162(m) Awards within the meaning of this Section 14 shall not in any way prejudice the qualification of any other Awards as performance based compensation under Section 162(m). In particular, Awards of Stock Options may, pursuant to applicable regulations promulgated under Section 162(m), be qualified as performance-based compensation for Section 162(m) purposes without regard to this Section 14.
15. Special Forfeiture and Repayment Rules.
(a) With respect to Awards made on or after February 19, 2009, in the event the Committee or its delegate determines in its sole discretion that a Triggering Event (as defined in Section 15(b) below) has occurred with respect to a Participant and unless otherwise set forth in the applicable Award Agreement, then:
(i) Provided the application of this Section 15(a)(i) has not been waived by the Committee or its delegate, any (A) outstanding Stock Option and/or Stock Appreciation Right then held by the Participant (or his permitted transferee), whether or not vested and exercisable, (B) outstanding Stock Awards and/or Restricted Stock Unit Awards granted to the Participant as to which the restrictions have not lapsed (or, with respect to Restricted Stock Unit Awards, restrictions have lapsed but the shares of Common Stock have not been delivered), and/or (C) Performance Share Awards and/or Section 162(m) Awards as to which the applicable performance period has not expired or the applicable performance period has expired but such Award has not yet been paid, will immediately and automatically be forfeited and such Participant (or his permitted transferee) will have no further rights with respect to that Award; and

(ii) Provided the application of this Section 15(a)(ii) has not been waived by the Committee or its delegate, if the Participant (or his permitted transferee) exercised a Stock Option or Stock Appreciation Right within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the applicable Participant shall pay to the Company an amount equal to the product of the number of shares of Common Stock as to which the Stock Option or Stock Appreciation Right was exercised, multiplied by the excess, if any, of the Fair Market Value per share of Common Stock on the date of exercise over the per share exercise price of that Stock Option or Stock Appreciation Right.
(iii) Provided the application of this Section 15(a)(iii) has not been waived by the Committee or its delegate, if restrictions imposed on Stock Awards and/or Restricted Stock Unit Awards have lapsed (and, with respect to Restricted Stock Unit Awards, the shares of Common Stock have been delivered to the Participant) within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the applicable Participant shall deliver to the Company a number of unrestricted shares of Common Stock equal to the number of shares of Common Stock (or Common Stock-equivalent units in the case of Restricted Stock Unit Awards) as to which restrictions have so lapsed during such 12-month period; provided that if, at the time delivery of the shares of Common Stock by the Participant is required, such Participant cannot deliver a number of unrestricted shares of Common Stock equal to the number of shares of Common Stock (or Common Stock-equivalent units in the case of Restricted Stock Unit Awards) as to which restrictions have so lapsed during such 12-month period, in addition to the delivery of the number of unrestricted shares of Common Stock by such Participant at such time, such Participant shall be required to pay to the Company an amount equal to the product of the number of such shares of Common Stock (or Common Stock-equivalent units in the case of Restricted Stock Unit Awards) as to which restrictions have so lapsed during such 12-month period (less the number of shares of Common Stock contemporaneously delivered by the Participant to the Company), multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock as of the date such restrictions lapsed over the per share purchase price paid by the Participant for such shares (or Common Stock-equivalent units), if any.
(iv) Provided the application of this Section 15(a)(iv) has not been waived by the Committee or its delegate, if, with respect to Performance Share Awards with an applicable performance period which ended within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, the specified performance targets for such performance period have been attained and such Performance Share Award was paid to the Participant, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the applicable Participant shall pay to the Company an amount equal to the product of the number of such shares of Common Stock delivered to the Participant, multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock as of the date such delivery over the per share purchase price paid by the Participant for such shares, if any.
(v) Provided the application of this Section 15(a)(v) has not been waived by the Committee or its delegate, if, with respect to a Section 162(m) Award with an applicable Performance Period which ended within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, the specified performance targets for such Performance Period have been attained and such Section 162(m) Award was paid to the Participant, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the Participant shall pay to the Company an amount equal to: (A) in the case of a Section 162(m) Award that is a Stock Option, Stock Appreciation Right, Stock Award, Restricted Stock Unit Award or Performance Share Award, the amount to be paid by the Participant to the Company determined pursuant to the provisions of Sections 15(a)(ii)-(iv) as applicable, or (B) otherwise, the amount paid to the Participant with respect to such Section 162(m) Award.

(b) Except as otherwise set forth in an applicable Award Agreement, “Triggering Event” means, unless waived in writing by the Committee or its delegate, the occurrence of any of the following:
(i) the date during the Repayment Period (as defined below in Section 15(c)) that the Participant’s employment or service with the Company or any Subsidiary was involuntarily terminated by the Company or any Subsidiary for Cause, either as defined herein or pursuant to an employment agreement, consulting agreement or other similar agreement that the Participant has entered into with the Company or any Subsidiary;
(ii) the date during the Repayment Period that the Participant breaches any provision of Sections 8(a)(i)(1)-(3);
(iii) the date during the Repayment Period that the Participant breaches any provision of Attachment A;
(iv) the date during the Repayment Period that the Committee determines that the Participant either (i) engaged in conduct that directly or indirectly resulted in the Company having to restate all or a portion of its financial statements or (ii) engaged in conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by the Participant;
(v) the date during the Repayment Period that the Participant has violated any material term of an independent contractor agreement, consulting agreement or other similar agreement that the Participant has entered into with the Company or any Subsidiary;
(vi) the date during the Repayment Period that the Participant disparages or subverts the Company, or makes any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Participant’s service with the Company and the termination of thereof, irrespective of the truthfulness or falsity of such statement;
(vii) the date during the Repayment Period that the Committee determines that the Participant committed an act or omission while an employee or other service provider of the Company or any Subsidiary that was not discovered by the Company or Subsidiary until after the termination of such Participant’s employment or other service with the Company or Subsidiary that would, if such Participant were an active employee or other service provider of the Company or Subsidiary at the time such act or omission is discovered, be reason for termination of such Participant’s employment or other service for Cause (as defined herein or pursuant to an employment agreement, consulting agreement or other similar agreement that the Participant has entered into with the Company or any Subsidiary); or
(viii) the date during the Repayment Period that the Participant fails to cooperate with the Company or any Subsidiary in all investigations of any kind, in assisting and cooperating in the preparation and review of documents and meeting with Company counsel, and in providing truthful testimony as a witness in connection with any present or future court, administrative, agency or arbitration proceeding involving the Company or any Subsidiary.
(c) Except as set forth in an applicable Award Agreement, “Repayment Period” shall mean:
(i) with respect to Triggering Events described in Sections 15(b)(i), (ii), (v), (vii) and (viii), anytime;
(ii) with respect to Triggering Event described in Sections 15(b)(iii) and (vi), the period that the Participant is employed by, or otherwise provides services to, the Company or any Subsidiary, plus the 24-month period immediately following the termination such employment or service; and

(iii) with respect to Triggering Event described in Sections 15(b)(iv), the period that the Participant is employed by, or otherwise provides services to, the Company or any Subsidiary, plus the 36-month period immediately following the termination such employment or service.
(d) Unless otherwise set forth in the applicable Award Agreement, by accepting an Award under the Plan, the Participant thereby: (i) agrees to be bound by the terms and conditions of Sections 8(a)(i)(1)-(3), Attachment A and this Section 15, including, without limitation, the required payment provisions of Sections 15(a)(ii)-(v), (ii) acknowledges and agrees that the Company would have not granted such Award in the absence such terms and conditions, (iii) represents and warrants that he will remain in full compliance with such terms and conditions, (iv) agrees to make or cause to be made the required payments set forth in Sections 15(a)(ii)-(v), as applicable, and (v) without limiting the generality of Section 15(d)(iv) above, agrees that the Company may deduct from, and set-off against, any amounts owed to the Participant by the Company or any Subsidiary (including, without limitation, amounts owed as wages, bonuses, severance, or other fringe benefits) to the extent of the amount owed by the Participant to the Company pursuant to this Section 15.
(e) An Award Agreement evidencing an Award under the Plan as to which this Section 15 applies shall provide the applicable Participant with a reasonable period of time following the date of such Participant’s receipt of such Award Agreement to refuse acceptance of such Award if he disagrees with any of the terms and conditions of this Section 15. If a Participant refuses acceptance of an Award, the Award will be immediately forfeited, the Participant will have no further rights with respect to such Award, and the shares of Common Stock underlying such Award shall again be available for grant under the Plan.
16. Non-transferability. No Award granted under the Plan or any rights or interests therein shall be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or by the laws of descent and distribution or as may otherwise be required by law; provided, however, that the Administrator may, subject to such terms and conditions as the Administrator shall specify, permit the transfer of an Award to a Participant’s family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members; provided further, that the restrictions in this sentence shall not apply to the shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. During the lifetime of a Participant, a Stock Option or Stock Appreciation Right shall be exercisable only by, and payments in settlement of Awards shall be payable only to the Participant, or, if applicable, the family member or trust to whom such Stock Option, Stock Appreciation Right or other Award has been transferred in accordance with the previous sentence.
17. Recapitalization or Reorganization.
(a) Authority of the Company and Shareholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Agreement, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Committee, in its discretion, shall make (i) such proportionate adjustments it considers appropriate (in the form determined by the Committee in its sole discretion) to prevent diminution or enlargement of the rights of Participants under the Plan with respect to the aggregate number, class and/or issuer of shares of Common Stock for which Awards in respect thereof may be granted under the Plan, the number, class and/or issuer of shares of Common Stock covered by each outstanding Award, and the exercise or Award prices in respect thereof and/or (ii) such other adjustments as it deems appropriate. The Committee’s determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.

(c) Limitations. Notwithstanding the foregoing: (i) any adjustments made to Section 17(b) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 17(b) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; and (iii) the Administrator shall not have the authority to make any adjustments pursuant to Section 17(b) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto.
18. Change in Control.
(a) Except as otherwise provided in an Award Agreement and except for Awards made to non-employee directors, if, within two (2) years following a Change in Control which occurs after the Effective Date, a Participant’s employment or service with the Company or any Subsidiary is involuntarily terminated by the Company or that Subsidiary, whether or not for Cause (as defined in Section 8): (i) all Stock Options or Stock Appreciation Rights of such Participant then outstanding shall become fully exercisable as of the date of such termination, whether or not exercisable, (ii) all restrictions and conditions of all Stock Awards of such Participant then outstanding shall lapse as of the date of such termination, (iii) all Restricted Stock Units of the Participant shall become nonforfeitable as of the date of such termination, and (iv) all Performance Share Awards of such Participant shall be deemed to have been fully earned as of the date of such termination.
(b) In addition, in the event of a Change in Control occurring after the Effective Date, the Board or the Committee may, in its sole discretion, make any or all of the following adjustments: (A) by written notice to each holder of an outstanding Stock Option or Stock Appreciation Right provide that such holder’s Stock Options or Stock Appreciation Rights shall be cancelled unless exercised within thirty (30) days (or such longer period as the Board or the Committee, as the case may be, shall determine) after the date of such notice; (B) provide for the payment upon termination or cancellation of a Stock Option or Stock Appreciation Right (whether or not such Stock Option or Stock Appreciation Right is otherwise exercisable) of an amount in cash, securities and/or other property (or a combination thereof) with an aggregate value equal to: (x) the excess, if any, of the aggregate Fair Market Value as of the date of such Change in Control of the Common Stock then subject to the Stock Option or Stock Appreciation Right over the product of the number of shares of Common Stock then subject to the Stock Option multiplied by the per share exercise price, less (y) an amount equal to the federal, state and local taxes, if any, required to be withheld or paid as a result of such payment; (C) provide for the cancellation of outstanding Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Section 162(m) Awards or other Awards in exchange for payments of cash, securities and/or other property (or a combination thereof) having an aggregate value equal to the value of such Award, as determined by the Board or Committee, as the case may be, in its sole discretion; (D) substitute other property (including, without limitation, cash or other securities of the Company and securities of an entity other than the Company); and/or (E) make any other adjustments, or take other reasonable action, as the Board or the Committee, as the case may be, deem appropriate provided that no such action impairs any rights that a Participant has under the Plan without such Participant’s consent.

19. Amendment of the Plan; Amendment of Outstanding Stock Options. The Board or Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part; provided, however, that no such termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and provided further, that the Board or Committee may not, without shareholder approval, amend the Plan if such amendment could, at the time of such amendment, reasonably be expected to result in a material: (i) increase the benefits accruing to participants under the Plan; (ii) increase the aggregate number of shares issuable under the Plan (other than by adjustment pursuant to Section 17(b)); or (iii) modification of the requirements as to eligibility for participation in the Plan. No termination, modification, suspension or amendment of the Plan shall, without the consent of a Participant to whom any Awards shall previously have been granted, adversely affect his or her rights under such Awards; provided, however, that notwithstanding anything to the contrary herein, if and to the extent the Board or Committee determines that the terms of any provision of this Plan or any payment hereunder may result in the imposition of an excise tax on any Participant pursuant to Section 409A of the Code, the Board or Committee shall have authority to take such action to amend, modify, cancel or terminate the Plan or any payments to such Participant hereunder as it deems necessary or advisable to limit or, if possible, avoid the impact of any such excise tax. Furthermore, notwithstanding any provision herein to the contrary, the Board or Committee shall have broad authority to amend the Plan or any Award to take into account changes in applicable tax laws (including, without limitation, Section 409A of the Code), securities laws, accounting rules and other applicable state and federal laws.
20. No Repricing of Stock Options or Stock Appreciation Rights. Notwithstanding any provision in the Plan to the contrary, the Committee shall not permit the repricing of Stock Options or Stock Appreciation Rights by any method, including by cancellation and reissuance, without first obtaining shareholder approval.
21. Miscellaneous.
(a) Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for applicable income tax withholding purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Administrator regarding the payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, in accordance with rules and procedures established by the Administrator, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligation of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
(b) Election to Withhold Shares. If the Committee so permits, a Participant may elect to satisfy the Company’s tax withholding obligation with respect to a Stock Option by having shares withheld up to an amount that does not exceed the Participant’s maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.
(c) No Right to Grants or Employment or Service. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee or service provider of the Company or any Subsidiary any right to continued employment with or service to the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment or service of any of its employees or service providers at any time, with or without cause.
(d) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to awards hereunder.

(e) Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the provisions of the Plan shall not be included in, and shall not affect the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or any Subsidiary.
(f) Section 409A. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms of all Awards shall be interpreted accordingly.
(g) Securities Law Restrictions. The Administrator may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.
(h) Compliance with Rule 16b-3.
(i) The Plan is intended to comply with Rule 16b-3 under the Exchange Act or its successors under the Exchange Act and the Administrator shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. To the extent any provision of the Plan or Award Agreement or any action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator. Moreover, in the event the Plan or an Award Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into the Plan or such Award Agreement insofar as Participants subject to Section 16 of the Exchange Act are concerned.
(ii) Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Administrator shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.
(i) Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.
(j) Invalid Provisions. In the event that any provision of this Plan is found to be invalid, unenforceable or otherwise inconsistent with any applicable law (including, without limitation Section 409A of the Code), such invalidity, unenforceability or inconsistency will not be construed as rendering any other provisions contained herein as invalid, unenforceable or inconsistent, and all such other provisions will be given full force and effect to the same extent as though the invalid, unenforceable or inconsistent provision was not contained herein.

(k) No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Option. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated
(l) Headings. Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.
(m) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.
(n) Applicable Law. . The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

ATTACHMENT A
Restrictive Covenants
1.	The Participant acknowledges that the Company is generally engaged in business throughout the United States. During the two-year period following the Participant’s termination of employment for any reason other than a termination by the Company without Cause or, if the Participant terminates employment as a result of Voluntary Retirement, during the period which is the greater of (i) the two-year period following such Voluntary Retirement or (ii) the period beginning on the effective date of such Voluntary Retirement and ending on the date on which any Award granted to such Participant will vest in full, the Participant agrees that he will not, unless acting with the prior written consent of the Company, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, which is engaged in any business, including the wholesale distribution of pharmaceutical products, that, or otherwise engage in any business that, as of the date on which the Participant’s employment with the Company terminates, is engaged in by the Company, has been reviewed with the Board for development to be owned or managed by the Company, and/or has been divested by the Company but as to which the Company has an obligation to refrain from involvement, but only for so long as such restriction applies to the Company; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph.
2.	The Participant also agrees that he will not, directly or indirectly, during the Participant’s employment by the Company and for two years following the termination of such employment for any reason other than a termination by the Company without Cause, induce any person who is an employee, officer, director, or agent of the Company, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with any present or former employee or officer of the Company, including without limitation those who commence such positions with the Company after the date that such Participant’s employment by the Company terminates.
3.	The Participant also agrees to return, immediately following the Participant’s termination of employment, any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Participant’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Participant while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. The Participant acknowledges that all such Corporate Records are the property of the Company. In addition, the Participant shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers.
4.	The Participant acknowledges and agrees that the restrictions contained in this Attachment A are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company and that the Company would not have granted an Award to the Participant in the absence of such restrictions. In the event that the provisions of this Attachment A should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law. If a Participant has entered into an agreement pursuant to which such Participant is subject to restrictive covenants with respect to the Company that are similar in nature to the covenants of this Attachment A, the provisions of this Attachment A shall be deemed to be in addition to, not in lieu of, the provisions of such agreement.

For purposes of this Attachment A, the term “Company” shall be deemed to include subsidiaries and affiliates of the Company.